Exhibit l.1

October 17, 2006	Mayer, Brown, Rowe & Maw LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com
Duff & Phelps Utility and Corporate Bond Trust Inc. 55 East Monroe Street, Suite 3600 Chicago, Illinois 60603

Re:	Registration Statement on Form N-2
1933 Act File No. 333-136962
1940 Act File No. 811-07358

Ladies and Gentlemen:

We have acted as counsel to Duff & Phelps Utility and Corporate Bond Trust Inc., a closed-end management investment company organized as a Maryland corporation (the “Fund”), in connection with the proposed offering by the Fund of two series of 3,800 shares each of preferred stock, par value $.01 per share, liquidation preference $25,000 per share, of the Fund, designated respectively: Auction Market Preferred Shares, Series T7; and Auction Market Preferred Shares, Series TH7 (each such series being referred to herein as “a series of Preferred Shares,” and all such series being referred to collectively as the “Preferred Shares”).

This opinion is furnished in connection with the filing of the Fund’s Registration Statement on Form N-2 under the Securities Act of 1933, as amended (File No. 333-136962) (the “Registration Statement”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Fund and such agreements, certificates of public officials, certificates of officers or other representatives of the Fund and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents, we have assumed that the parties thereto, other than the Fund, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the purchase agreement (the “Purchase Agreement”) between the Fund and the underwriter party thereto (the “Underwriter”) relating to the offer and sale of the Preferred Shares will be executed and

Duff & Phelps Utility and Corporate Bond Trust Inc.

October 17, 2006

delivered in substantially the form reviewed by us and that the share certificates representing each series of Preferred Shares will conform to the specimen examined by us. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Fund and others.

We do not express any opinion as to any laws concerning any law other than the law of the State of Illinois and, to the extent set forth herein, the law of the State of Maryland. Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the law of the State of Maryland, we have relied on the opinion of DLA Piper US LLP dated the date hereof.

Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Purchase Agreement has been duly executed and delivered, (iii) certificates representing the Preferred Shares in the form of the specimen certificates examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Preferred Shares and registered by such transfer agent and registrar, (iv) the Preferred Shares have been delivered to and paid for by the Underwriter in accordance with the terms of the Purchase Agreement, (v) the Pricing Committee of the Board of Directors of the Fund (the “Board”) has determined certain of the terms, rights and preferences of the Preferred Shares pursuant to authority delegated to it by the Board and (vi) the Articles Supplementary relating to the Preferred Shares have been filed with the State Department of Assessments and Taxation of Maryland, the issuance and sale of the Preferred Shares will have been duly authorized by the Fund, and the Preferred Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm in the Registration Statement.

Very truly yours,

/s/ Mayer, Brown, Rowe & Maw LLP

Mayer, Brown, Rowe & Maw LLP